Exhibit 99.1

Press contact:	Press contact, Europe/Asia:	Investor Contact:
Trinseo	Porter Novelli	Trinseo
Donna St. Germain	Sylva De Craecker	David Stasse
Tel : +1 610-240-3307	Tel : + 32 478 27 93 62	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	sylva.de.craecker@porternovelli.be	Email: dstasse@trinseo.com

Trinseo Reports Third Quarter 2015 Financial Results

Third Quarter 2015 Summary

•                  Net Income of $52 million

•                  Adjusted EPS of $1.07

•                  Adjusted EBITDA of $116 million ($144 million excluding inventory revaluation)

•                  Record LTM Adjusted EBITDA of $409 million and record LTM Adjusted EBITDA excluding inventory revaluation of $522 million

•                  Free cash flow of $95 million

	Three Months Ended
	September 30,		June 30,
$millions, except per share data	2015	2014	2015
Revenue	1,028	1,305	1,029
Net Income (loss)	52	(10)	1

EBITDA	116	52	56
Adjusted EBITDA	116	62	151
Adjusted EBITDA, excluding inventory revaluation	144	62	122
Adjusted Net Income	52	1	79

EPS (Basic) ($)	1.07	(0.21)	0.02
EPS(Diluted) ($)	1.06	(0.21)	0.02
Adjusted EPS ($)	1.07	0.01	1.61

BERWYN, Pa — November 4, 2015 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex and synthetic rubber, today reported its third quarter 2015 financial results with record net income of $52 million and EPS of $1.06 per diluted share. Additionally, results for the third quarter included Adjusted EPS of $1.07 per diluted share, Adjusted EBITDA of $116 million, and Adjusted EBITDA excluding inventory revaluation of $144 million.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “After a very strong first half, Trinseo continued with strong results in the third quarter. We had net income of $52 million and earnings per diluted share of $1.06. Adjusted EBITDA excluding inventory revaluation of $144 million in the third quarter was our second highest ever, and we had very strong free cash flow of $95 million.”

Pappas continued, “As expected, Performance Materials Adjusted EBITDA excluding inventory revaluation returned to a more normalized run rate at $72 million. We continue to be encouraged by the results in Basic Plastics & Feedstocks, which had Adjusted EBITDA excluding inventory revaluation of $93 million, making this the third straight quarter with Adjusted EBITDA higher than all of 2014. We are seeing further evidence of the supply / demand improvements driving higher margins in styrene monomer, polystyrene, and polycarbonate.”

Revenue in the third quarter decreased 21% versus prior year due to the pass through of lower raw material costs, with the significant decline in the overall energy complex, and currency, as the euro weakened in comparison to the U.S. dollar.  Sequentially, revenue remained flat.

Third quarter Adjusted EBITDA of $116 million included a $28 million unfavorable impact from inventory revaluation. Adjusted EBITDA excluding inventory revaluation of $144 million was $82 million higher than prior year primarily due to higher margins in the Basic Plastics & Feedstocks division, including styrene monomer, styrenic polymers, and polycarbonate, as well as higher equity earnings from Americas Styrenics. Sequentially, Adjusted EBITDA excluding inventory revaluation was $22 million higher due mostly to increased polycarbonate margins, the second quarter unfavorable impacts from price lag, and the planned Synthetic Rubber turnaround. These impacts were partially offset by lower styrene monomer margin and a decrease in equity earnings from Americas Styrenics.

Third Quarter Results and Commentary by Business Segment

•                  Latex revenue of $255 million for the quarter decreased 22% versus prior year due to the pass through of lower raw material costs as well as currency. Adjusted EBITDA of $24 million was $2 million below prior year due primarily to currency as well as lower sales volume in North America and Asia. In September the company announced the planned closure of the styrene butadiene latex plant in Gales Ferry, CT as part of a plan to reduce costs by a $5 million run rate in 2016.  In addition, a price increase of ten cents per dry pound was announced for products sold into the carpet, paper, and performance latex markets in North America. The Company believes these actions will improve margins and enable continued investment in innovative and cost competitive products.

•                  Synthetic Rubber revenue of $126 million decreased 19% versus prior year due to the pass through of lower raw material costs and currency. This was partially offset by a revenue increase of 13% due to volume, which included Enhanced SSBR volume growth of 17%.  Adjusted EBITDA of $27 million was $1 million above prior year as higher sales volume was partially offset by currency. Third quarter sales volume of SSBR increased 19% from prior year and included record sales volume of enhanced SSBR, the Company’s most advanced rubber grades which are used exclusively in high performance tires.

•                  Performance Plastics revenue of $180 million for the quarter decreased 13% versus prior year due to the pass through of lower raw material costs as well as currency. Adjusted EBITDA of $15 million was $4 million below prior year driven mostly by inventory revaluation. Third quarter Adjusted EBITDA was below recent quarters due mainly to higher polycarbonate cost and price lag. Third quarter year-to-date sales volume was 4% higher than prior year excluding Latin America.

•                  Basic Plastics & Feedstocks revenue of $467 million decreased 24% versus prior year due mostly to the pass through of lower raw material costs as well as currency.  In addition, sales volume had a 2% unfavorable impact primarily related to lower sales of polystyrene in Asia. Adjusted EBITDA of $70 million was $66 million above prior year and included $33 million of equity earnings, nearly all from Americas Styrenics. Adjusted EBITDA excluding inventory revaluation of $93 million was $89 million above prior year driven by higher styrene margin, higher equity affiliate income from Americas Styrenics, as well as higher polycarbonate margin from restructuring efforts as well as improved market conditions.

Free Cash Flow and Leverage

Free cash flow for the quarter was $95 million, inclusive of a $42.5 million dividend from Americas Styrenics, $35 million of capital spending, and $10 million of cash interest payments.  Net leverage continued to decrease due to higher EBITDA and cash generation, and was 2.2 times as of the end of the third quarter, compared to approximately 4.0 times at the end of 2013 and 2014.

Outlook

Commenting on the outlook for the fourth quarter of 2015 Pappas said, “The Performance Materials division Adjusted EBITDA is expected to remain between $70 and $75 million. In Basic Plastics & Feedstocks, we expect the fourth quarter Adjusted EBITDA to be between $55 and $65 million. This decrease from the third quarter is driven by lower styrene margins in Europe and Asia as well as lower income from Americas Styrenics.”

Pappas continued, “We expect full year Adjusted EBITDA to be between $485 and $495 million, a record for Trinseo. In addition, we expect record free cash flow of $270 to $290 million, excluding the $69 million call premium related to the refinancing in the second quarter, and record Adjusted EPS of $4.50 to $4.70.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its Third Quarter 2015 financial results tomorrow, Thursday, November 5, 2015 at 10 AM Eastern Time.

Commenting on results will be Trinseo’s Chris Pappas, President and Chief Executive Officer, John Feenan, Executive Vice President and Chief Financial Officer and David Stasse, Vice President, Treasury and Investor Relations. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: 877-372-0878

Participant International Dial-In Number: +1 253-237-1169

Conference ID / passcode: 63111234

The Company will also offer a live Webcast of the conference call with question and answer session via registration page on the Trinseo Investor Relations website.

Trinseo has posted its Third Quarter 2015 financial results on the Company’s Investor Relations website on Wednesday, November 4, 2015 after the market close. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until November 5, 2016.

About Trinseo

Trinseo is a leading global materials company and manufacturer of plastics, latex and rubber, dedicated to collaborating with customers to deliver innovative and sustainable solutions. Trinseo’s technology is used by customers in industries such as home appliances, automotive, building & construction, carpet, consumer electronics, consumer goods, electrical & lighting, medical, packaging, paper & paperboard, rubber goods and tires. Trinseo had approximately $5.1 billion in revenue in 2014, with 19 manufacturing sites around the world, and approximately 2,100 employees. More information can be found on Trinseo’s website. Formerly known as Styron, Trinseo completed its renaming process in the first quarter of 2015.

Use of non-GAAP measures

Trinseo management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; and the loss of customers. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net sales	$1,027,952	$1,028,673	$1,305,493	$3,074,890	$4,005,560
Cost of sales	916,390	886,536	1,237,257	2,718,112	3,746,285
Gross profit	111,562	142,137	68,236	356,778	259,275
Selling, general and administrative expenses	51,093	50,739	48,113	153,607	172,351
Equity in earnings of unconsolidated affiliates	33,489	40,841	9,267	111,037	29,595
Operating income	93,958	132,239	29,390	314,208	116,519
Interest expense, net	19,489	25,600	30,098	73,945	95,518
Loss on extinguishment of long-term debt	—	95,150	7,390	95,150	7,390
Other expense (income), net	1,214	3,233	(1,638)	7,998	29,406
Income (loss) before income taxes	73,255	8,256	(6,460)	137,115	(15,795)
Provision for income taxes	21,200	7,500	3,650	46,600	21,850
Net income (loss)	$52,055	$756	$(10,110)	$90,515	$(37,645)
Weighted average shares- basic	48,778	48,771	48,770	48,773	41,693
Net income (loss) per share- basic	$1.07	$0.02	$(0.21)	$1.86	$(0.90)
Weighted average shares- diluted	48,989	48,907	48,770	48,936	41,693
Net income (loss) per share- diluted	$1.06	$0.02	$(0.21)	$1.85	$(0.90)

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$320,771	$220,786
Accounts receivable, net of allowance for doubtful accounts	550,006	601,066
Inventories	391,247	473,861
Deferred income tax assets	10,198	11,786
Other current assets	19,749	15,164
Total current assets	1,291,971	1,322,663

Investments in unconsolidated affiliates	191,194	167,658
Property, plant and equipment, net of accumulated depreciation	522,213	556,697
Other assets
Goodwill	31,917	34,574
Other intangible assets, net	155,194	165,358
Deferred income tax assets—noncurrent	62,269	46,812
Deferred charges and other assets	57,381	62,354
Total other assets	306,761	309,098
Total assets	$2,312,139	$2,356,116

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$5,627	$7,559
Accounts payable	337,759	434,692
Income taxes payable	36,007	9,413
Deferred income tax liabilities	834	1,413
Accrued expenses and other current liabilities	109,164	120,928
Total current liabilities	489,391	574,005
Noncurrent liabilities
Long-term debt	1,215,334	1,194,648
Deferred income tax liabilities—noncurrent	29,571	27,311
Other noncurrent obligations	232,592	239,287
Total noncurrent liabilities	1,477,497	1,461,246

Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 nominal value, 50,000,000 shares authorized at September 30, 2015 and December 31, 2014, 48,778 and 48,770 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	488	488
Additional paid-in-capital	556,964	547,530
Accumulated deficit	(61,421)	(151,936)
Accumulated other comprehensive loss	(150,780)	(75,217)
Total shareholders’ equity	345,251	320,865
Total liabilities and shareholders’ equity	$2,312,139	$2,356,116

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities
Cash provided by operating activities	$205,705	$1,661

Cash flows from investing activities
Capital expenditures	(79,088)	(69,269)
Proceeds from capital expenditures subsidy	2,191	—
Proceeds from the sale of businesses and other assets	689	6,257
Payment for working capital adjustment from sale of business	—	(700)
Distributions from unconsolidated affiliates	—	978
Increase in restricted cash	(413)	—
Cash used in investing activities	(76,621)	(62,734)

Cash flows from financing activities
Proceeds from initial public offering, net of offering costs	—	198,087
Deferred financing fees	(28,033)	—
Short-term borrowings, net	(17,703)	(43,430)
Repayments of Term Loans	(1,250)	—
Net proceeds from issuance of Term Loan B	498,750	—
Net proceeds from issuance of 2022 Senior Notes	716,625	—
Repayments of 2019 Senior Notes	(1,192,500)	(132,500)
Proceeds from Accounts Receivable Securitization Facility	25,000	283,292
Repayments of Accounts Receivable Securitization Facility	(25,000)	(283,859)
Cash provided by (used in) financing activities	(24,111)	21,590
Effect of exchange rates on cash	(4,988)	(4,893)
Net change in cash and cash equivalents	99,985	(44,376)
Cash and cash equivalents—beginning of period	220,786	196,503
Cash and cash equivalents—end of period	$320,771	$152,127

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Revenue by Segment

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2015	2015	2014	2015	2014
Latex	$254,938	$247,512	$328,394	$740,706	$975,382
Synthetic Rubber	125,956	115,370	155,452	370,730	497,091
Performance Plastics	179,861	185,304	207,612	562,109	619,463
Basic Plastics & Feedstocks	467,197	480,487	614,035	1,401,345	1,913,624
Total Revenue	$1,027,952	$1,028,673	$1,305,493	$3,074,890	$4,005,560

Note 2: Reconciliation of Non-GAAP Performance Measures to Net income (loss)

EBITDA is a non-GAAP financial measure that we refer to in making operating decisions because we believe it provides meaningful supplemental information regarding the Company’s operational performance. We present EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis because it removes the impact of our capital structure (such as interest expense), asset base (such as depreciation and amortization) and tax structure.

We also believe that the presentation of Adjusted EBITDA provides investors with a useful analytical indicator of our performance and of our ability to service our indebtedness. We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; advisory fees paid to affiliates of Bain Capital; gains or losses on the dispositions of businesses and assets; restructuring and other non-recurring items.

We present Adjusted EBITDA excluding inventory revaluation in order to facilitate the comparability of results from period to period by adjusting cost of sales to reflect the cost of raw materials during the period, which is often referred to as the replacement cost method of inventory valuation. We believe this measure minimizes the impact of raw material purchase price volatility in evaluating our performance. Our approach to calculating inventory revaluation is intended to represent the difference between the results under the FIFO and the replacement cost methods. However, our calculation could differ from the replacement cost method if the monthly raw material standards are different from the actual raw material prices during the month and production and purchase volumes differ from sales volumes during the month. These factors could have a significant impact on the inventory revaluation calculation.

Lastly, we present Adjusted Net Income (loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (loss) is calculated as Adjusted EBITDA (defined beginning with Net income (loss), above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our core operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability.

There are limitations to using financial measures such as those discussed above. These performance measures are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. Other companies in our industry may use these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income (loss), which is determined in accordance with GAAP.

	Three Months Ended
(In millions, except per share data)	September 30, 2015	June 30, 2015	September 30, 2014
Net income (loss)	$52.1	$0.8	$(10.1)
Interest expense, net	19.5	25.6	30.1
Provision for income taxes	21.2	7.5	3.7
Depreciation and amortization	23.0	21.7	27.8
EBITDA	$115.8	$55.6	$51.5
Loss on extinguishment of long-term debt	—	95.2	7.4	Loss on extinguishment of long-term debt
Restructuring and other charges (a)	0.1	(0.1)	0.8	Selling, general, and administrative expenses
Other non-recurring items (b)	0.3	0.6	1.9	Selling, general, and administrative expenses
Adjusted EBITDA	$116.2	$151.3	$61.6
Inventory revaluation (c)	28.3	(29.4)	0.8
Adjusted EBITDA, excluding inventory revaluation	$144.5	$121.9	$62.4
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	$116.2	$151.3	$61.6
Interest expense, net	19.5	25.6	30.1
Provision for income taxes — Adjusted (d)	22.3	25.5	5.4
Depreciation and amortization — Adjusted (e)	22.1	21.6	25.6
Adjusted Net Income	$52.3	$78.6	$0.5
Adjusted EPS	$1.07	$1.61	$0.01

Adjusted EBITDA by Segment:
Latex	$24.4	$14.9	$26.2
Synthetic Rubber	27.4	18.5	26.6
Performance Plastics	14.5	21.3	19.1
Basic Plastics & Feedstocks	70.4	122.2	4.3
Corporate unallocated	(20.5)	(25.6)	(14.6)
Adjusted EBITDA	$116.2	$151.3	$61.6

(a)                  Restructuring and other charges for the prior three month periods above were incurred primarily in connection with the shutdown of our latex manufacturing plant in Altona, Australia.  Charges incurred during the three months ended September 30, 2015 are related to the planned closure of our Allyn’s Point latex manufacturing facility in Gales Ferry, Connecticut.

(b)                  Other non-recurring items incurred include costs related to the process of changing our corporate name from Styron to Trinseo.

(c)                   See the discussion above this table for a description of inventory revaluation.

(d)                  Adjusted to remove the tax impact of the loss on extinguishment of long-term debt and the related items noted above in (a) - (b). Additionally, the three months ended September 30, 2015 excludes a $0.6 million tax benefit recognized during the period related to provision to return adjustments.

(e)                   For the three months ended September 30, 2015, the amount excludes accelerated depreciation of $0.8 million related to the planned closure of our Allyn’s Point facility. For the three months ended September 30, 2014, the amount excludes accelerated depreciation of $2.0 million related to the termination of our contract manufacturing agreement with Dow at Dow’s Freeport, Texas facility.

Note 3: Defining Certain Liquidity Measures

The Company uses a number of measures to evaluate and discuss its liquidity position and performance, including Free Cash Flow and Liquidity. Free Cash Flow is defined as cash from both operating and investing activities, less the impact of changes in restricted cash. Liquidity is defined as total cash and cash equivalents plus unused borrowing capacity on the Company’s revolving debt and accounts receivable securitization facility.

Free Cash Flow and Liquidity are not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow and Liquidity differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP and the terms of related borrowing agreements.

The following provides further detail of how these amounts are derived for the periods discussed herein:

Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(In millions)	2015	2014	2015	2014
Cash provided by (used in) operating activities	$131.0	$(6.2)	$205.7	$1.7
Cash used in investing activities	(35.9)	(12.7)	(76.6)	(62.7)
Impact of changes in restricted cash	0.4	—	0.4	—

Free Cash Flow	$95.5	$(18.9)	$129.5	$(61.0)

Liquidity

	September 30,	December 31,
(In millions)	2015	2014
Cash and cash equivalents	$320.8	$220.8
Available borrowings under accounts receivable securitization agreement	153.0	136.1
Available borrowings under the revolving facility	313.0	293.3
Liquidity	$786.8	$650.2